Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

FERRELLGAS PARTNERS, L.P. REPORTS FULL FISCAL YEAR

AND FOURTH QUARTER 2019 RESULTS

•                  Propane sales volume for the year increased 3 percent leading to almost 3 percent increase in gross margin dollars over the prior year on weather that was 2 percent colder than the prior year

•                  Retail customer growth of 4 percent over prior year

•                  Tank Exchange sale locations now exceed 55,000, up over 1,800 locations from prior year.

LIBERTY, Mo., October 15, 2019 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or the “Company”) today reported financial results for its fiscal year and fourth quarter ended July 31, 2019.

For the fiscal year, the Company reported a net loss attributable to Ferrellgas Partners, L.P. of $64.2 million, or $0.65 per common unit, compared to prior year period net loss of $254.6 million, or $2.59 per common unit. For the quarter, the net loss attributable to Ferrellgas Partners, L.P. was $71.0 million, or $0.72 per common unit, compared prior years fourth quarter net loss of $215.7 million, or $2.20 per common unit.

Adjusted EBITDA, a non-GAAP measure, was $230.0 million compared to $241.9 million in the prior year. The following table represents the contribution to adjusted EBITDA from ongoing propane operations as well as from assets that were sold during 2018.

(in millions)	Fiscal 2019	Fiscal 2018
Propane Operations and Corporate Support	$230.0	$227.7
Results from Assets Sold in 2018	—	$14.2
Consolidated Adjusted EBITDA	$230.0	$241.9

The Company’s propane operations reported that total gallons sold of 904.8 million were 3 percent higher than prior year. Margin cents per gallon were 1.8¢, or 2.4 percent higher than the prior year despite increased competitive pressures in the tank exchange business. The Company continues its aggressive approach to gaining market share.  This strategic focus resulted in over 25,000 new customers, or approximately 4 percent more than prior year. Additionally, the Company’s current Blue Rhino tank exchange sales locations have increased over 3 percent from prior year to over 55,000 locations. Overall, the increase in sales volume growth and margins per gallon resulted in an increase in gross margin dollars of $21.7 million.  The Company’s ongoing commitment to investing in the business led to higher operating

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expenses during the quarter which were largely associated with serving nearly 25,000 new customers and 1,800 new tank exchange locations.

For the fourth quarter ended July 31, 2019, the Company reported a net loss attributable to Ferrellgas Partners, L.P. of $71.0 million, or $0.72 per common unit reflecting the usual fourth quarter seasonal net loss, compared to prior year period net loss of $215.7 million, or $2.20 per common unit, which included non-cash losses stemming from strategic asset sales.  Adjusted EBITDA for the fourth quarter was $4.0 million compared to $8.2 million in the prior year on propane volumes that were 2.9 percent higher than the prior year period. This decrease stemmed from higher legal fees and settlements related to non-core businesses.

As previously announced, the Company indefinitely suspended its quarterly cash distribution as a result of not meeting the required fixed charge coverage ratio contained in the senior unsecured notes due 2020.  Additionally, as the Company continues to evaluate options to address leverage, the Company does not intend to comment further on its progress in this regard or on potential options until further disclosure is appropriate or required by law.  For that reason, and in view of the information the Company otherwise makes available in earnings releases and quarterly and annual reports, the Company is suspending the practice of holding conference calls with investors, analysts and other interested parties in connection with periodic reporting of financial results for completed periods.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2019. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2019, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations — InvestorRelations@ferrellgas.com

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	July 31, 2019	July 31, 2018
ASSETS

Current Assets:
Cash and cash equivalents	$11,054	$119,311
Accounts and notes receivable, net (including $160,145 and $120,079 of accounts receivable pledged as collateral at July 31, 2019 and July 31, 2018, respectively)	107,596	126,054
Inventories	80,454	83,694
Prepaid expenses and other current assets	42,275	34,862
Total Current Assets	241,379	363,921

Property, plant and equipment, net	596,723	557,723
Goodwill, net	247,195	246,098
Intangible assets, net	108,557	120,951
Other assets, net	69,105	74,588
Total Assets	$1,262,959	$1,363,281

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$33,364	$46,820
Short-term borrowings	43,000	32,800
Collateralized note payable	62,000	58,000
Current portion of long-term debt (a)	631,756	2,402
Other current liabilities	138,237	139,623
Total Current Liabilities	908,357	279,645

Long-term debt	1,457,004	2,078,637
Other liabilities	36,536	39,476
Contingencies and commitments

Partners Deficit:
Common unitholders (97,152,665 units outstanding at July 31, 2019 and July 31, 2018)	(1,046,245)	(978,503)
General partner unitholder (989,926 units outstanding at July 31, 2019 and July 31, 2018)	(70,476)	(69,792)
Accumulated other comprehensive income (loss)	(14,512)	20,510
Total Ferrellgas Partners, L.P. Partners’ Deficit	(1,131,233)	(1,027,785)
Noncontrolling interest	(7,705)	(6,692)
Total Partners’ Deficit	(1,138,938)	(1,034,477)
Total Liabilities and Partners’ Deficit	$1,262,959	$1,363,281

(a)   The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $357 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	July 31		July 31
	2019	2018	2019	2018
Revenues:
Propane and other gas liquids sales	$264,224	$296,677	$1,608,858	$1,642,976
Midstream operations	—	21,688	—	282,319
Other	14,857	29,156	75,534	147,847
Total revenues	279,081	347,521	1,684,392	2,073,142

Cost of sales:
Propane and other gas liquids sales	136,460	170,562	902,516	973,414
Midstream operations	—	25,849	—	255,559
Other	2,617	14,315	11,406	68,654

Gross profit	140,004	136,795	770,470	775,515

Operating expense	117,327	120,991	468,868	471,748
Depreciation and amortization expense	19,632	25,230	78,846	101,795
General and administrative expense	17,957	14,668	59,994	54,401
Equipment lease expense	8,476	7,444	33,073	28,272
Non-cash employee stock ownership plan compensation charge	1,005	3,128	5,693	13,859
Asset impairments	—	—	—	10,005
Loss on asset sales and disposals	2,565	140,985	10,968	187,399

Operating income (loss)	(26,958)	(175,651)	113,028	(91,964)

Interest expense	(44,688)	(44,612)	(177,619)	(168,467)
Other income (expense), net	13	(494)	369	928

Loss before income tax benefit	(71,633)	(220,757)	(64,222)	(259,503)

Income tax expense (benefit)	39	(2,960)	323	(2,678)

Net loss	(71,672)	(217,797)	(64,545)	(256,825)

Net loss attributable to noncontrolling interest (b)	(635)	(2,113)	(298)	(2,244)

Net loss attributable to Ferrellgas Partners, L.P.	(71,037)	(215,684)	(64,247)	(254,581)

Less: General partner’s interest in net loss	(710)	(2,157)	(642)	(2,546)

Common unitholders’ interest in net loss	$(70,327)	$(213,527)	$(63,605)	$(252,035)

Loss Per Common Unit
Basic and diluted net earnings loss per common unitholders’ interest	$(0.72)	$(2.20)	$(0.65)	$(2.59)

Weighted average common units outstanding - basic	97,152.7	97,152.7	97,152.7	97,152.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	July 31		July 31
	2019	2018	2019	2018

Net loss attributable to Ferrellgas Partners, L.P.	$(71,037)	$(215,684)	$(64,247)	$(254,581)
Income tax expense (benefit)	39	(2,960)	323	(2,678)
Interest expense	44,688	44,612	177,619	168,467
Depreciation and amortization expense	19,632	25,230	78,846	101,795
EBITDA	(6,678)	(148,802)	192,541	13,003
Non-cash employee stock ownership plan compensation charge	1,005	3,128	5,693	13,859
Asset impairments	—	—	—	10,005
Loss on asset sales and disposal	2,565	140,985	10,968	187,399
Other income (expense), net	(13)	494	(369)	(928)
Severance costs $690 included in operating costs for the twelve months ended period July 31, 2019 and $910 included in general and administrative costs for the twelve months ended July 31, 2019. Also includes $358 in operating costs for the twelve months ended period July 31, 2018 and $1,305 included in general and administrative costs for the twelve months ended July 31, 2018.	—	—	1,600	1,663
Legal fees and settlements related to non-core businesses	7,721	2,658	18,364	6,065
Multi-employer pension plan withdrawal settlement	—	—	1,524	—
Exit costs associated with contracts - Midstream dispositions	—	11,804	—	11,804
Unrealized (non-cash) losses on changes in fair value of derivatives $1,293 included in midstream operations cost of sales for the twelve months ended July 31, 2018.	—	—	—	1,293
Net loss attributable to noncontrolling interest (b)	(635)	(2,113)	(298)	(2,244)
Adjusted EBITDA (c)	3,965	8,154	230,023	241,919
Net cash interest expense (d)	(41,465)	(45,228)	(164,790)	(160,892)
Maintenance capital expenditures (e)	(1,736)	(8,532)	(46,774)	(27,617)
Cash refund from (paid for) taxes	(120)	(167)	(141)	291
Proceeds from certain asset sales	1,833	4,848	4,249	9,203
Distributable cash flow attributable to equity investors (f)	(37,523)	(40,925)	22,567	62,904
Distributable cash flow attributable to general partner and non-controlling interest	(751)	(819)	451	1,258
Distributable cash flow attributable to common unitholders (g)	(36,772)	(40,106)	22,116	61,646
Less: Distributions paid to common unitholders	—	9,715	9,715	38,861
Distributable cash flow excess/(shortage)	$(36,772)	$(49,821)	$12,401	$22,785

Propane gallons sales
Retail - Sales to End Users	99,114	93,420	672,266	636,968
Wholesale - Sales to Resellers	53,310	54,718	232,566	240,210
Total propane gallons sales	152,424	148,138	904,832	877,178

(b)  Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)  Adjusted EBITDA is calculated as net loss attributable to Ferrellgas Partners, L.P., less the sum of the following: income tax expense (benefit), interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, asset impairments, loss on asset sales and disposal, other income (expense), net, severance expense, legal fees and settlements related to non-core businesses, multi-employer pension plan withdrawal settlement, exit costs associated with contracts - Midstream dispositions,  unrealized (non-cash) loss on changes in fair value  of derivatives, and net loss attributable to noncontrolling interest.  Management believes the presentation of this measure is relevant and useful, because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)  Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)  Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)   Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to distributable cash flow attributable to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(g)  Distributable cash flow attributable to common unitholders is calculated as Distributable cash flow attributable to equity investors minus distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to common unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow attributable to common unitholders, as management defines it, may not be comparable to distributable cash flow attributable to common unitholders or similarly titled measurements used by other corporations and partnerships. Items added to our calculation of distributable cash flow attributable to common unit holders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP .